EXHIBIT 17.1


RESIGNATION OF DAVID W.MASON AS AN OFFICER AND DIRECTOR OF NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation



I, David W. Mason, hereby resign all my capacities as an officer and director of NATIONAL ENERGY SERVICES COMPANY, INC., a Nevada Corporation (the "Company") effective February 20, 2004. My resignation is not because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Further, I release the Company from any and all obligations they may have to me as well as from any and all claims (asserted or not asserted) to date.




/s/ David W. Mason                                      2.20.04
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David W. Mason                                          Date